JAVELIN Mortgage Investment Corp. Company Update March 26, 2015

PLEASE READ: Important Regulatory and Yield Risk Disclosures Certain statements made in this presentation regarding JAVELIN Mortgage Investment Corporation (“JAVELIN” or the “Company”), and any other statements regarding JAVELIN’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. Forward-looking statements include but are not limited to statements regarding the projections for JAVELIN’s business and plans for future growth and operational improvements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements. JAVELIN assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This material is for information purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation for any securities, financial instruments, or common or privately issued stock. The statements, information and estimates contained herein are based on information that the presenter believes to be reliable as of today's date, but cannot be represented that such statements, information or estimates are complete or accurate. Actual realized yields, durations and net durations described herein will depend on a number of factors that cannot be predicted with certainty. Estimated yields do not reflect any of the costs of operation of JAVELIN. THE INFORMATION PRESENTED HEREIN IS UNAUDITED AND UNREVIEWED. 2

Portfolio Commentary Since our earnings call on March 2nd when we addressed our outlook for earnings and our hedging strategy, we have made portfolio and liability changes which affect both. We estimated on the call that we were approaching 90% of our $0.12 per common share Q1 2015 dividend. That early estimate has proven to be optimistic and we have lowered our income estimates on the Non-Agency portion of our portfolio. We believe that for Q1 2015 we will return $0.19 to $0.20 of capital per common share to shareholders (a non-taxable return of capital) and we expect to report Core earnings of approximately $0.16 to $0.17 cents per common share outstanding. We believe that in April 2015 we will have a Core earnings rate of approximately $0.09 per share. The expected monthly cash dividend rate for Q2 2015 is $0.09 per share. Future month’s earnings will likely be in that context for the remainder of the quarter unless influenced by changes in amortization expense and funding rates, especially in the case of a change in the Fed Funds rate. Since the March 2nd call we have made the following portfolio changes, which will settle by month end: • Purchase of $20 million of a non-performing loan securitization, Volt 2015-NPL5 A1. • Purchase of $128.9 million of $175,000 loan balances (or smaller) FHLMC thirty year 3.5% pass thru’s. On the hedge side, we modified our hedge book to better match our portfolio by lowering its negative duration and modifying some swap terms. These changes also reduced hedging costs and increased our future flexibility in configuring the hedge portfolio. We modified $300 million of swaps with a weighted average maturity of 95 months by converting them to forward starting ten years OIS (Fed Funds) swaps totaling $225 million and $150 million of two years OIS swaps which begin in June 2015. We expect these transactions will enhance the Company’s earnings power while maintaining strong interest rate protection. These modifications also align our hedges more closely with the expected duration across the curve of our mortgage portfolio. These changes have allowed us to improve the expected efficacy of the hedge book as well as reduce costs. Today, 88.6% of the Company’s REPO balance is covered by swaps and 88.9% of the Company’s Agency fixed rate assets are covered by swaps. These percentages may change somewhat after the settlement of our forward purchases described above. We believe that the majority of our non-Agency assets do not need hedging because they either have durations that are quite low, coupons that are high or an expected average short average life. Of the $811.3 million swap book, $225 million or $27.7% are forward starting swaps that begin after Q2 2015, with all swaps commencing on or prior to March 2016. 3

Portfolio Commentary These changes have resulted in a current balance sheet duration of -0.36, a rates DV01 (dollar value of a basis point move in the entire curve assuming constant OAS, or option adjusted spread) of -$40,000 and a mortgage spread (OAS) DV01 of $574,000. The rates DV01 does not remain constant as rates go up. We estimate that an immediate 50 basis point move across the curve would make the DV01 change to -$3,000. Changes in DV01 for larger moves across the curve would likely not be linear. Since our March 2nd call, OAS on fifteen year 3% pass-thru’s have widened by 12 basis points, fifteen year 3.5% pass-thru’s have widened by 11 basis points of OAS and twenty year pass-thru’s have widened by 6 basis points of OAS. The spreads on the DUS bonds the Company owns have remained relatively stable. Treasuries have rallied since the call as well with the ten-year down twenty basis points in yield since March 2nd (eleven basis points down from the close of the previous session, February 27th). The combination of wider OAS, lower treasury yields and a negative balance sheet duration, accompanied by the fact we likely over- distributed $0.19 to $0.20 per share or so in Q1, means that estimated book value is down since the earnings call when we provided a range of $11.42 to $11.50. The “JMI” March 25th closing price of $8.56 is approximately 23% below our current book value estimates of $11.06 to $11.14 a share. If the Company produces Core earnings of $0.09 a month that would represent a 9.7% ROE on estimated current book value and a 12.6% return on the current stock price. The Company has not repurchased shares of common stock in the open market thus far in Q1 2015. We do have Board authority to make repurchases. Insiders, which include the Company Board members and senior management, continue to own a combined 320,133 of JMI shares. 4

JAVELIN Capitalization, Dividend Policy, Transparency and Manager • Portfolio and liability details are updated monthly at www.javelinreit.com. • Agency premium amortization is expensed monthly as it occurs.(1) • Hedge positions are marked-to-market daily (GAAP/Tax differences). • Non-Executive Board Chairman and Lead Independent Director. Transparency and Governance 5 JAVELIN REIT Manager • JAVELIN is externally managed by ARMOUR Capital Management LP. Common Stock Dividend Policy and Taxable REIT Income Market Capitalization • 11,985,294 shares of common stock outstanding (NYSE: “JMI”). • Market capitalization of $103.0 million. • JAVELIN pays common stock dividends monthly. • Dividends are announced based on estimates of future taxable REIT income. Information as of 3/24/2015. (1) Due to the prepayment lockout feature of our Agency multifamily securities, their premium is amortized using a level yield methodology.

JAVELIN Balance Sheet Targets JAVELIN invests in Agency and Non-Agency mortgage securities. Balance sheet target of 1.5 or less. • 4.24 gross asset duration of Agency and non-Agency securities. • -4.61 hedge duration. • -0.36 net balance sheet duration. Hedge a minimum of 40% of fixed rate assets and funding rate risk. • $811.3 million in hedges (swaps). • 72.8% of assets hedged (52.6% with current paying swaps). • 88.6% of repurchase agreements hedged (64.0% with current paying swaps). Hold 40% of unlevered equity in cash between prepayment periods. • $43.7 million in total liquidity. • $22.4 million in true cash. • $14.1 million in unlevered securities. • $7.2 million in principal and interest receivable Long term debt to equity target of 7.5x - 8.0x. • $915.6 million in net REPO borrowings. • 6.6x Q4 2014 shareholders’ equity. 6 Assets Duration Hedging Liquidity Leverage Information as of 3/24/2015.

JAVELIN Investment Equity Allocation 7 Estimates as of 3/24/2015 and does not include forward settling trades. Equity allocation is based on market value of unlevered securities plus haircut on repurchase agreements. Allocation does not include equity invested in cash and hedges.

JAVELIN Portfolio Strategy and Investment Methodology

- JAVELIN will utilize ACM's proprietary analytical approach as well as Intex, Bloomberg, BlackRock Solutions and other third-party systems to analyze mortgage investment opportunities both for Agency and non-Agency mortgage securities.
- Strong bias toward a "buy and hold" strategy, with occasional sales made as market conditions change.
- The investment team considers an array of factors, both bottom up and top down:

Non-Agency Structure Analysis

- Seniority, subordination model.
- Model completeness and accuracy.
- Litigation and policy risks.

Agency & Non-Agency Class Analysis

- Prepayment history.
- Prepayment expectations.
- Premium/discount.
- Liquidity.

Agency & Non-Agency Loan Analysis

- Original and current loan balance.
- Year of origination.
- Originating company, third-party originators.
- Loan seasoning.
- Principal amortization schedule.
- Original loan-to-value ratio.
- Geography.
- 100% of JMI's 15yr MBS are between 85k – 175k loan balances

Agency Pool Analysis

- NO TBA pools – Only specified pools.
- Only "pass-through" securities. No CMO's.
- Prepayment history and expectations.
- Premium over par.
- "Hedgability."
- Liquidity.
- Diversify broadly to limit idiosyncratic pool risk.

JAVELIN
MORTGAGE INVESTMENT CORP.

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JAVELIN Agency & Non-Agency Portfolio Duration 9 Information and pricing as of 3/24/2015 and includes forward settling trades. Some totals may not foot due to rounding. Agency Multifamily Ballooning in 120 Months or Less 21.4% 238.1$ 102.4% 105.9% 3.14/4.32 7.63 Fixed Rates Maturing Between 0 and 120 Months 0.2% 2.4$ 105.5% 107.2% 3.50/3.75 3.18 Fixed Rates Maturing Between 121 and 180 Months 44.7% 498.3$ 103.8% 105.7% 3.14/3.64 3.87 Fixed Rates aturing Between 181 and 240 onths 4.0% 44.6$ 106.0% 105.6% 3.43/3.92 3.21 Fixed Rates Maturing Between 241 and 360 Months 11.6% 128.8$ 105.7% 105.6% 3.50/4.27 5.01 Total or Weighted Average 81.8% 912.3$ 103.8% 105.7% 3.20/3.92 4.98 Agency Securities Current Value (millions) Weighted Average Purchase Price Weighted Average Current Market Price Percent of Portfolio Estimated Effective Duration Using Current Values Weighted Average Net/Gross Coupon Legacy Prim Fixed 2.7 9.9 83.6 85.5 6.01/5.56 0.40 Legacy Prime Hybrid 1.4% 15.8$ 75.8 87.0 2.26/2.74 0.84 Legacy Alt-A Fixed 7.4% 8 2 78.8 82.6 5 89 5 35 0 21 Legacy Alt-A Hybrid 0.7% 8.1$ 80.3% 82.3% 2.50/2.81 0.00 New Issue Prime Fixed 1.0% 11.6$ 91.0% 97.2% 3.70/3.99 5.56 Credit Risk Transfer 3.2% 35.2$ 97.8% 101.3% 4.35/4.07 0.00 NPL/RPLs 1.8% 20.0$ 99.9% 99.9% 3.50/3.50 1.89 Total or Weighted Average 18.2% 202.7$ 85.4% 89.1% 4.86/4.59 0.71 Non-Agency Securities Current Value (millions) Weighted Average Purchase Price Weighted Average Current Market Price Percent of Portfolio Weighted Average Net/Gross Coupon Estimated Effective Duration Using Current Values

JAVELIN Hedge Portfolio 10 Counterparties include: Citibank, N.A., Nomura Global Financial Products Inc. and Wells Fargo Bank, N.A. Information as of 3/24/2015. Some totals may not foot due to rounding. Derivative Type Remaining Term Weighted Average Remaining Term (Months) Notional Amount (millions) Weighted Average Rate Interest Rate Swap 0-12 Months 0 -$ 0.00 Interest Rate Swap 13-24 Months 0 -$ 0.00 Interest Rate Swap 25-36 Months 28 200.0$ 0.73 Interest Rate Swap 37-48 Months 38 50.0$ 0.92 Interest Rate Swap 49-60 Months 56 60.0$ 1.59 Interest Rate Swap 61-120 Months 99 276.3$ 2.01 Interest Rate Swap 121-180 Months 132 225.0$ 2.08 Total or Weighted Average 84 $ 811.3 1.61 Notional Amount (millions) : 375.0$ Weighted Average Starting Term (Months) : 8 Weighted Average Underlying Term (Months) : 90 Weighted Average Rate : 1.56 The table above includes forward starting swaps with the following characterisitcs:

JAVELIN Balance Sheet Hedge Metrics 11 (1) Included in this amount is $150 million of 2yr swaps that start in June 2015. Information and pricing as of 3/24/2015 and includes forward settling trades. Some totals may not foot due to rounding. Agency Assets 4.11 Non-Agency Legacy Assets 0.04 Non-Agency New Issue Assets 0.09 Interest Rate Swaps -4.61 Net Balance Sheet -0.36 Balance Sheet Rate Duration Agency & Non-Agency Assets 1,115.0$ 52.6% 72.8% Net Agency & Non-Agency Repo Balance 915.6$ 64.0% 88.6% Total Hedge % (All Hedges) Total Hedge % (Current Paying)(1) Amount (Millions)

JAVELIN Agency Portfolio Constant Prepayment Rates (“CPR”) 12 JAVELIN expenses premium amortization monthly as it occurs. Constant Prepayment Rate (“CPR”) is the annualized equivalent of single monthly mortality (“SMM”). CPR attempts to predict the percentage of principal that will prepay over the next twelve months based on historical principal pay downs. CPR is reported on the 4th business day of the month for the previous month's prepayment activity.

JAVELIN Agency & Non-Agency Repo Composition

REPO Counter-Party[1]	Principal Borrowed (millions)	Percentage of REPO Positions with JAVELIN	Weighted Average Original Term in Days	Weighted Average Remaining Term in Days	Longest Remaining Term in Days
1 Mitsubishi UFJ Securities (USA), Inc.	$ 107.7	11.8%	80	51	83
2 ICBC Financial Services LLC	$ 90.5	9.9%	85	54	70
3 Nomura Securities International, Inc.	$ 89.4	9.8%	62	52	52
4 Daiwa Securities America Inc.	$ 73.7	8.0%	69	39	90
5 Merrill Lynch, Pierce, Fenner & Smith Inc.	$ 67.4	7.4%	76	28	70
6 Barclays Capital Inc.	$ 67.0	7.3%	79	67	80
7 UBS Securities LLC	$ 50.0	5.5%	927	616	762
8 BNP Paribas Securities Corp.	$ 47.4	5.2%	75	65	80
9 Mizuho Securities USA Inc.	$ 46.8	5.1%	59	16	16
10 J.P. Morgan Securities LLC	$ 41.4	4.5%	91	47	69
11 South Street Securities LLC	$ 37.7	4.1%	31	16	16
12 Citigroup Global Markets Inc.	$ 37.5	4.1%	68	39	52
13 Royal Bank of Canada	$ 33.9	3.7%	91	57	91
14 KGS-Alpha Capital Markets, L.P.	$ 33.6	3.7%	84	36	41
15 CRT Capital Group LLC	$ 30.8	3.4%	63	63	63
16 Morgan Stanley & Co. LLC	$ 22.2	2.4%	61	57	57
17 E D & F Man Capital Markets Inc.	$ 20.1	2.2%	65	29	85
18 Credit Suisse Securities (USA) LLC	$ 6.5	0.7%	32	20	20
19 Wells Fargo Bank, N.A.	$ 6.4	0.7%	32	26	27
20 Guggenheim Securities, LLC	$ 5.8	0.6%	90	22	22
Total or Weighted Average	**$ 915.6**	**100.0%**	**119**	**77**	

Weighted Average Repo Rate	0.59%
Weighted Average Haircut	8.52%

Debt to Quarter End Shareholders' Equity Ratio	6.6

(1) JAVELIN has signed MRAs with 30 counterparties.

Information as of 3/24/2015 and does not include new repo for forward settling trades. Some totals may not foot due to rounding.

JAVELIN MORTGAGE INVESTMENT CORP.

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3001 Ocean Drive Suite 201 Vero Beach, FL 32963 772-617-4340 14